FOR IMMEDIATE RELEASE

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DIGITAL LIFESTYLES GROUP ANNOUNCES GENERAL

AVAILABILTY OF hip-e™

hip-e™ NODES ARRIVING TO CUSTOMERS IN TIME FOR THE HOLIDAYS

AUSTIN, TX -- December 16, 2004 -- Digital Lifestyles Group, Inc. (OTCBB: DLFG), the creators of hip-e™ -- the world's first lifestyle computer and entertainment system designed exclusively for teens -- today announced the general availability of hip-e and shipment of hip-e nodes to customers in time for the holidays.

"hip-e started out as a simple idea to give teens what they've been asking for in a computer and entertainment system. With the help and feedback from hundreds of teens across the country, Digital Lifestyles has been able to bring this breakthrough concept to fruition in record pace," said Kent Savage, Chairman and CEO of Digital Lifestyles Group, Inc. "We are extremely excited to begin shipping the highly anticipated hip-e nodes to teens in time for the holidays. With the delivery of hip-e, we are making good on our promise to introduce a compelling product line which addresses an enormous market opportunity, and serves as a major milestone for the company and our shareholders. It is the next chapter in the emergence of Digital Lifestyles as the leader in digital lifestyle product innovation, design and marketing."

The all-in-one hip-e node is the perfect entertainment and communication center for a teen's room. The node comes bundled with the hip-e hangout, delivering a simple, fun and safe experience for instant messaging, music and videos, television and movies, on line shopping, homework, and more.

The hip-e lifestyle computer and entertainment system can be ordered at www.hip-e.com, 1-877-hip-e4me, select Simon Malls, or at www.amazon.com.

About Digital Lifestyles Group, Inc.

Digital Lifestyles Group, Inc. designs, manufactures and markets digital lifestyle products, including software, personal computers, accessories and entertainment and communication solutions. Our products include hip-e™, the first digital lifestyle computer and entertainment system for teens, and the Northgate® line of desktop and notebook computers for consumer, business and education customers. We sell our products through our online stores (www.hip-e.com, www.northgate.com), direct sales force, third-party resellers and retail stores. More information about Digital Lifestyles Group is available at www.dig-life.com.

Forward-looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to significant risks and uncertainties. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company can give no assurance that such expectations or any of the forward-looking statements will prove to be correct, and future results may differ materially from those discussed in this press release. Important information regarding the factors that may affect the Company's future performance is included in its public reports that it files with the Securities and Exchange Commission. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, change in expectations, conditions or circumstances, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

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